Exhibit 4.12

China Construction Bank Corporation

Business Cooperation Agreement of Overseas Payment

Agreement No.: DGHWDF2014009

Party A (full name): Dongguan Lite Array Company Limited

Address: Yinxi Industrial Zone, Qingxi Town, Dongguan City.

Postal Code: 523660

Legal representative (person in charge): John C.K. Sham

Fax: 0769-87738870

Tel: 0769-87738870-863

Bank where basic deposit account is opened: China Construction Bank Corporation, Dongguan Qingxi Branch

Account: 44001779508051275380

Account opened in Party B:

Party B: China Construction Bank Corporation Dongguan branch

Address: Jiansheng Building, No.5 Tiyu Road, South Area of the city.

Postal Code: 523660

Person in charge: Fan Ti

Fax: 0769-22111198

Tel: 0769-22818988

To clear the rights and obligations of both parties in this Business Cooperation Agreement of Overseas Payment, Parties A and B to enter into this agreement for abidance in accordance with the relevant laws, rules and regulations.

Article 1 Overseas Payment

1. Overseas Payment in this Agreement refers to Party B’s commission of the overseas branches of China Construction Bank or other banks authorized by China Construction Bank (hereinafter referred to as “overseas branches/Other Banks”) to make an application that under the conditions of payment obligations of Party A and security responsibility to pay assumed by Party B, imports payment (including payment in advance) and financing services under non-trade payments are paid by overseas branches or other banks by letters of credit, import collection, T/T payment settlement for Party B.

2. Overseas payment referred to in this Agreement is limited to the import trade contract and non-contract payment, which include: sight letter of credit under the long-term letters of credit, letters of credit USANCE, USANCE credit payable at sight, document against payment (D/P) under the import collection, documentary against acceptance (D/A) and COD under the settlement of T/T.

3. Based on the application of Party A, Party B agrees to provide Party A the amount not exceeding (currency, the amount in capital) RMB Fifty million trust receipts for overseas payment operations.

The quota is valid for February 26, 2014 To December 31, 2014.

Amount within the quota and validity period of the agreement will be processed. As long as the principal balance Party A applies for overseas payment by commissioning Party B’s overseas branches/Other Banks does not exceed the above limits, Party A can continuously applies for such payments according to the provisions of this Agreement, not limited by the number of times. But the amount Party A intends to apply for plus the amount already occupied or outstanding principal balance of payment shall not exceed the amount stated in the agreement.

The quota of trust receipts under this Agreement belong to trade financing facilities, and refers to import financing facility provided for the Party A by Party B in the premise that trust receipt is issued by Party A . Party B may apply to use this quota to handle overseas payment services.

4. Unless otherwise agreed by both parties, the specific amount of each overseas payment is determined by Party B under the payable amount in import account, but it shall not exceed the amount of the draft. When there are no drafts, it shall not exceed the amount of trade payables.

5. The time limit of each overseas payment will start on the actual date of payment, and ends on the expiring date determined by the Bank.

Article 2 Business processes of overseas payment under this Agreement

1. If Party A wishes to apply for the quota of trust receipts under this Agreement for overseas payment services, Party A should submit “Overseas Payment Services Application” within the validity time to Party B. Party A ensures that the amount of overseas payment business applications submitted does not exceed the limit of the amount stipulated in the agreement.

2. If Party B agrees to be entrusted by Party A to apply for overseas payment services by overseas branches/other Banks, Party B should, as trustee, based on entrusted matters to make an financing application to overseas branches/other Banks raise, and assume corresponding responsibility to ensure payment, while issuing “Trade Financing facility Drawdown Notice” to Party A.

3. Before the expiration of each overseas payment, Party B sends “Maturity Notice of Overseas Payment Services” to Party A. Both parties agree that actual amount to be paid, interest, costs and deadlines of each overseas payment shall be in line with “Maturity Notice of Overseas Payment Services”.

Article 3 Interest and fees of overseas payment

Party A agreed to assume overseas payment interest and fee (including overseas branches/other Banks’ financing interest and Party B’s fees for overseas payment services), and all the interest and the fee of overseas payment are processed by Party B.

1. Interest and fees

Party A chose the First (1) method to determine the interest and fee of overseas payment:

(1) When Party A applies for overseas payment to Party B, the financing interest will be determined by inquiry through overseas branches/Other Banks, and Party A shall bear commission charge of overseas branches/Other Banks. Specific financing interest, fees will be in accordance with “Trade Financing facility Drawdown Notice” issued by Party B to Party A.

(2) Both parties agree that each overseas payment fee under this Agreement is based on the LIBOR in the same period plus spread overseas, which is called combination rate (including overseas branches/other Banks’ financing interest and Party B’s fees for overseas payment services). Party A is entitled to deduct Party B’s overseas payment fee from the total amount of accrued interest expense. Specific combination rate will be in accordance with “Trade Financing facility Drawdown Notice”.

Overseas financing interest/combination rate is annualized, and calculated daily (if the currencies of overseas payment are Hong Kong dollar and sterling, one year is calculated as 365 days; if other currencies, one year is calculated as 360 days).

LIBOR referred to in this Article is the interbank offered rate provided by British Bankers’ Association [BBA] via [TELERATE] and other financial telecommunications terminals in the same duration and currency on the same day as, or one or two bank days before each overseas payment, or rate adjustment day, or one or two bank days before the rate adjustment. Specific LIBOR applicable to each overseas payment will be determined by overseas branches/other Banks.

LIBOR of the same period refers to LIBOR price matching the same duration and currency of the overseas payment (monthly). LIBOR on each day has different time frame from 1 month to 12 months, etc. If the deadline of overseas payment is less than a month, the LIBOR price will be calculated by one month LIBOR; If the deadline of overseas payment is more than one month but less than two months, the LIBOR price will be calculated by two month LIBOR; by analogy, the highest price applicable LIBOR is LIBOR of 12 months.

2. Other charges

Unless otherwise agreed, Party A agrees to bear the cost of handling overseas payment services occurred in the process, including but not limited to postal fees, fee charged by other foreign banks and so on. Party A agrees to pay a one-time overseas payment interest fee under this Agreement in accordance with other fees set out in Party B’s “Overseas Payment Services Expiration Notice” prior to maturity by Party B via overseas branches/other Banks.

3. Interest fee

Party A agrees to pay a one-time overseas payment interest fee under this Agreement in accordance with principal, interest and fees set out in Party B’s “Overseas Payment Services Expiration Notice” prior to maturity by B via overseas branches/other Banks.

4. If there is an extension, Party B should also pay interest and extension fees after extension have occurred through overseas branches/other Banks.

Article 4 Party B entrusts Party A to apply for overseas payment via overseas branches/overseas Banks, and provide security for the repayment liability of Party A.

Except that Party B waived partially or totally, only by meeting following preconditions will Party B entrusts Party A to apply for overseas payment via overseas branches/overseas Banks, and provide security for the repayment liability of Party A.

1. Party A has completed the relevant entries, registration, delivery and other legal formalities regarding overseas payment under this Agreement in accordance with relevant laws, regulations and rules.

2. Party A has been requested by the State Administration of Foreign Exchange to process overseas payment procedures, and has been confirmed by the State Administration of Foreign Exchange.

3. Party A has submitted relevant documents meeting the requirements of the Party B.

4. The agreement of guarantees or other securities in line with requirements of Party B have taken effect.

5. Party A did not breach any item of this Agreement.

6. Unless Party B agrees to waive, Party A has submitted “Trust Receipts” to Party B.

7. Party B has approved the application submitted by Party A.

Article 5 Repayment

1. Method of repayment

(1) The payment for goods after the disposition of the trust receipts are used to repay overseas payment and the insufficient amount is repaid via other funds by the Party A.

(2) Principal, interest, fees and other charges payable listed in “Overseas Payment Services Expiration Notice” by Party A are payable items of overseas payments. Unless otherwise agreed by both parties, Party A must pay above-mentioned items by overseas branches/other Banks prior to maturity in one time.

(3) Party A should reserve enough amounts of money in the account opened at Party B, and transfer the money for repayment before the repayment date set in “Overseas Payment Services Expiration Notice”, or Party A can transfer funds from other accounts to the account designated by Party A for repayment on the repayment date; if Party A fails to repay, Party B has the right to deduct money from other accounts opened Party B opened at China Construction Bank.

2. Early repayment: Unless agreed by overseas branches/other Banks and Party B, Party A shall not pay the repayment of principal, interest and fee in advance. But if Party B and/or overseas branches/other Banks think that Party A has or may occur business crisis or any other factors that may affect Party B’s repayment ability, or because of changes in national policies, internal administrative causes, or required by overseas branches/other Banks, Party A should make advance repayments.

If Party A requests extension in handling overseas payment, Party A should apply to overseas branches/other Banks via Party B with authenticated message at least 15 days in advance. If the overseas branches/other Banks agree to early repayment from Party A, Party A shall pay liquidated damages to the overseas branches/other Banks. Party B is entitled to receive a fee for losses incurred due to early repayment based on the actual situation from Party A.

3. If Party A requests extension in handling overseas payment, Party A should apply to overseas branches/other Banks via Party B with authenticated message at least 15 days in advance.

Article 6 The rights and obligations of both parties

1. When Party B entrusts Party A to apply for overseas payment via overseas branches/overseas Banks, Party A has the right to request Party B to provide security for the repayment liability of Party A.

2. Party B should keep commercial secrets for Party A.

3. RMB and foreign currencies settlement of Party A under this Agreement shall be handled in the accounts opened in Party B.

4. When overseas branches/other Banks are making overseas payments, and own documents of ownership of the goods, Party B shall obtain ownership of the documents and the goods represented by documents.

5. After Party A showed Party B the Trust Receipt, Party B should handle documents to Party A.

6. As a principal of trust receipt, Party B enjoys the beneficial right of trust property handled by Party A.

7. As a trustee of a trust receipt, Party A holds import documentation and the goods represented by the documentation under import issuance, import collection, the T/T payment settlements, and can conduct discharging, storage, manufacturing, processing, and sale;

Party A sales such goods only for the repayment for overseas payments to overseas branches / other Banks by Party B. Insufficient amount will be borne by Party A.

8. Any cost of handling cargo and all costs incurred by the goods shall be borne by the Party A.

9. After goods under import documentation by import issuance, import collection and the T/T payment settlements are sold, Party B is entitled to receive payment from the buyer of goods and give effectual receipts, without prior notice to Party A.

10. If Party B has special requirements, Party A shall handle cargo in line with the requirements.

11. Goods covered and receipts by each overseas payment bills under this Agreement term are Party B’s trust property, independent from the Party A. If Party A comes to dissolution, revocation and bankruptcy situations, the trust property does not belong to the liquidation property; Party A disposes goods management, receipts and documents obtained.

12. Before the settlement of the principal, interest and fees of overseas payment are completed, Party A shall not pledge the goods receipts and documents represented (pledge) to others.

13. If specifically requested by Party B, Party A undertakes to submit the relevant documents or goods to Party B’s instructed warehousing before each overseas payment. The warehouse receipt’s beneficiary shall be Party B.

14. If specifically requested by Party B, Party A shall purchase fire and other risks insurance from a reputable insurance company as a trustee on behalf of Party B to hold trust receipt. Party B has the priority of repayment under the insurance policy or insurance contract. Insurance costs are borne by the Party A. If there are claims of goods under insurance policy, Party A shall immediately notify the Party B, and hand over the insurance compensation to Party B.

15. Party B has the right to check transportation, storage sites, storage methods and the type of insurance. Party A guarantees convenience for Party B, including allowing people from Party B to enter the Party A’s warehouses and venues. Party B has the right to require Party A sign all documents to facilitate the delivery and claims for Party B.

16. Party B is entitled to supervise the production and operation of Party A, and Party A shall provide assistance. Party B has the right to check the status of receivable of each overseas payment for goods. Under the request of Party B, Party A must provide related situation in writing.

17. Party A should give written notice to Party B in advance if Party A changes its legal representative (responsible person), the residence or place of business or has a reduction of registered capital in agreement period.

18. If Party A needs to change the mode or form of management or property organization due to contracting, leasing, joint venture, joint-stock reform, separation, merger, consolidation, and other reasons, Party A needs to make a written notice to Party B in advance, and implement measures to settle the debts.

19. If circumstances constitute a significant hazard or adverse effect on Party A’s repayment obligations under this Agreement, including, but not limited to, discontinued, closed, registration canceled, revocation of business licenses, legal representative or main person responsible for illegal activities, involved in significant litigation, serious difficulties in production and operation, deterioration of the financial situation, investors withdrawing funds, transferring of assets, unauthorized transfer of shares, etc., Party A has the right to request Party B to credit principal and related interest of overseas payment expense to the account designated by Party A immediately, as margin collateral security, other measures approved by Party B.

20. Party A ensures that Party A will no sign any agreement with any third-party which is prejudicial to the rights of Party B under this Agreement.

21. Party B may, at any time revokes the trust. Upon request of Party B, Party A shall immediately return all documents of the goods and other files or documents to Party B.

22. If Party A fails to deal with the trust property under the requirements of Party B, Party B has the right to terminate the trust relationship, and to recover trust property.

23. In the case where there is a guarantee, if the guarantor breach security agreement, or lose ability to guarantee, Party A shall immediately provide new guarantees recognized by Party B, otherwise B is entitled to recover principal and interest and related funds on behalf of the overseas branches/other Banks in advance, and is entitled to deduct from the account Party B opened in China Construction Bank, and to exercise security rights.

24. Party A agrees: rights enjoyed by overseas branches/other Banks, Party B shall also be entitled to exercise.

25. Both parties agree that items not set out in this agreement or unknown items apply to UCP600 other relevant international conventions.

Article 7 Guarantee

Guarantee under this Agreement applies to the Seventh (7) of following items:

(1) Guarantee.

(2) Mortgage.

(3) Pledge.

(4) Deposit.

(5) Standby letter of credit.

(6) Credit insurance.

(7) Other: Credit.

Article 8 Breach of Contract

1. After the expiration of overseas payment, if Party A does not make full payment or lack of balance in the account at Party B, Party B is entitled to issue an overdue notice to Party A. Party A shall make full payment through Party B in a timely manner. Whatever the case, if the Party B has fulfilled the obligation of guaranteed overseas payment, Party A shall pay the following amounts within 3 working days after the overseas payment:

(1) All amounts paid by Party B to the overseas branches/other Banks or designated third party;

(2) From the date of the first payment to the date of full payment from Party A, Party B will charge a daily rate of 5/10000 of outstanding amounts (including principal, interest and fees of overseas payment) as an advance interest;

(3) The cost of sending notices to Party B, and other related costs.

2. If Party A fails to pay the principal and related interest of overseas payments in full amount, Party B is entitled to take one or more of the following actions:

(1) Party B can deduct the amount from the account Party A opened in China Construction Bank, or from other receivables of Party B;

(2) Disposal of import documentation and the goods represented by the documentation under import issuance, import collection, the T/T payment settlements;

(3) Disposal of collateral, pledge property or recourse to the guarantor.

3. If Party B violates any provision of this Agreement, Party A has the right to request Party B to cease such violation within a time limit, or require Party B to make guarantees in compliance with the requirements of Party A, or deduct the amount from the account Party A opened in China Construction Bank and other remedies permitted by law.

Article 9 Modification, supplement and explanation of Agreement

1. Any amendments or supplements to this Agreement shall be subject to mutual agreement and should be made in writing, and constitutes effective parts of this Agreement.

2. If the understanding of any provision of this Agreement is controversial, the true meaning of the terms of the agreement should be determined in accordance with the purpose of the words used, the relevant provisions of usage and the principle of good faith.

Article 10 Annex of Agreement

“Overseas Payment Services Application”, “Trade Financing facility Drawdown Notice”, “Overseas Payment Services Expiration Notice”, and imported goods list, other receipts, paperwork, etc. under import issuance, import collection, the T/T payment settlements and other items issued by Party A are attachments of this agreement, which are the integral parts of this Agreement.

Article 11 Settlement of Disputes

Dispute in the course of fulfilling the agreement can be resolved through consultation. But if negotiation fails, it will be solved through First (1) ways:

(1) Prosecution at Party B’s local people’s court.

(2) Submit This field is blank to Arbitration Commission (the place of arbitration: This field is blank), and arbitrated in accordance with the Commission’s arbitration rules effectively. The arbitral award is final and binding on both parties.

During litigation or arbitration, clauses in the agreement which are not involved in the controversy still have to be fulfilled.

Article 12 Agreement takes into force

This Agreement will take effect after upon signatures and official seals from legal representative (responsible person) or authorized agent of Party A and the responsible person or authorized agent of Party B.

Article 13 Other Terms

1. If Party A pays the full deposit or equal financial collateral to Party B, Party B can apply for overseas payment services after all of the deposit or collateral are audited. Related rights and obligations are bound by this Agreement;

2.                                                                                               ;

3.                                                                                               .

Article 14 This Agreement is made in three counterparts.

Article 15 Statement Terms

1. Party A is clearly aware of the business scope and authorization of Party B.

2. Party A has read all the terms of this Agreement. Under Party A’s requirements, Party B has made the corresponding provisions description below. Party A is familiar with and has fully understood the meanings of the terms of this Agreement and the legal consequences.

3. Party A is entitled to sign this Agreement.

Party A (seal): Dongguan Lite Array Display Company Limited (sealed)
Legal representative (responsible person) or authorized agent (signature): Shen Shu Qin
Date: February 26, 2014
Party B (seal): China Construction Bank Corporation Dongguan branch (sealed)
Responsible person or authorized agent (signature): Li Yong Tong
Date: February 26, 2014